EXHIBIT 99.1

{Logo} Thermodynetics, Inc.
651 Day Hill Road, Windsor, Connecticut 06095-1714
(860) 683-2005 / Fax (860) 285-0139

                                                     NEWS RELEASE
                                                     /FOR IMMEDIATE RELEASE/
                                                     Contact: Robert A. Lerman
                                                     860-683-2005 Windsor, CT
                                                     OTCBB: TDYN
                                                     August , 2003

                          THERMODYNETICS, INC. ACQUIRES
                  VULCAN INDUSTRIES, INC. OF STURGIS, MICHIGAN

THERMODYNETICS, INC. WINDSOR, CT - (TDYN: OTCBB)

Thermodynetics, Inc. is pleased to report that it has acquired 100% of the outstanding stock of Vulcan Industries, Inc. of Sturgis, Michigan in a transaction totaling $5 million. The purchase price, which included the retirement of existing debt obligations, was financed by a combination of cash, bank debt from a consortium of lenders and an economic development loan from the city of Sturgis, Michigan.

Vulcan is to remain in Sturgis and will be managed by Keith J. Briggs, General Manager and Chief Operating Officer. Vulcan is a Tier II supplier to the automotive industry and is about to initiate production, under an exclusive long term supply arrangement, of exhaust manifold components for a new engine recently developed by a major automobile manufacturer.

Robert A. Lerman, President of Thermodynetics said, "Mr. Briggs, who is one of the two founders of Vulcan, is well qualified to be in charge of the Vulcan operations. We are expecting solid operations and growth under Mr. Briggs's leadership. The award of this sole source contract demonstrates the technical capability of Vulcan and is one of the reasons why we feel Vulcan will be an excellent addition to the Thermodynetics family of companies."

Mr. Lerman continued and said "Vulcan will join Turbotec Products, Inc., of Windsor, Connecticut as a wholly-owned subsidiary of Thermodynetics. Over the years, Turbotec and Vulcan have each been forced to forego opportunities due to the lack of appropriate manufacturing resources. As the combined companies will no longer have this limitation, we believe this will open the door for a very synergistic exchange of business between the two subsidiaries."

Mr. Briggs stated that, "I am very excited with continuing the working relationship that has developed over the past three months between Thermodynetics,

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Turbotec and Vulcan. I have found that the interaction between the companies has already been beneficial to operational aspects of Vulcan and I look forward to their help and assistance while Vulcan grows." Mr. Briggs will report to Mr. Robert I. Lieberman, who has been named President of Vulcan. Mr. Lieberman also currently serves as President of Turbotec and Chief Financial Officer of Thermodynetics. Mr. Lieberman will continue to operate from Turbotec's facilities in Windsor, Connecticut.

Mark O. Lowell, founder and former President of Vulcan, will continue with Vulcan and Thermodynetics as a special consultant and advisor. He remarked "I expect that under the direction of Thermodynetics, Vulcan will continue to grow and expand its presence as a world class supplier of fabricated tubing products. I look forward to my special role and expect that the experience I have gained during my career will be beneficial to all operating entities of Thermodynetics."

"Vulcan's expertise compliments Turbotec's in many areas and by utilizing the strengths of the individual companies it is our plan to jointly grow both operations by leveraging our respective talents," said Mr. Lieberman. "Turbotec has developed an excellent reputation in applications utilizing heat transfer and serves many OEM's as a sole source supplier. Vulcan has rapidly been recognized as a preferred supplier to the automotive industry and both companies share the vision of providing unsurpassed customer service with exceptional quality control. I am particularly gratified that Mr. Lowell has agreed to remain with the company in a consulting capacity as his expertise and experience is highly valued and an important part of our plans to grow Vulcan and expand its markets."

Considerations regarding Forward-Looking Disclosures. This press release contains certain forward-looking statements regarding the Company, its business prospects and results of operations that are subject to certain risks and uncertainties posed by many factors and events that could cause the Company's actual business, prospects and results of operations to differ materially from those that may be anticipated by such forward-looking statements. Factors that may effect such forward-looking statements include, without limitation: the Company's ability to successfully and timely develop and finance new projects, the impact of competition on the Company's revenues, and changes in unit prices, supply and demand for the Company's products.

When used words such as "believes", "anticipates", "expects", "continue", "may", "plan", "predict", "should", "will", "intends" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may subsequently arise. Readers are urged to carefully review and consider the various disclosures made by the Company in this report, news releases, and other reports filed with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company's business.

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Thermodynetics, Inc. through its wholly owned subsidiaries Turbotec Products,
Inc. and Vulcan Industries, Inc. has been engaged in the manufacture of metal tubing and tubing assemblies to the heating, ventilation, air conditioning, refrigeration, automotive and other industries since 1972. Thermodynetics and its subsidiaries are a world leader in enhanced heat transfer technology and is a preferred supplier to the automotive industry. The Company offers tubing products supporting a wide array of heat transfer needs, including surface-enhanced tubing, single and double walled coaxial condensers and evaporators and heat recovery systems. These tubing products provide high energy efficiencies for applications in the biomedical, aerospace, boiler, marine, food and beverage, refrigeration and residential/commercial heating and cooling industries. The automotive applications are centered on high production needs for engine exhaust components, suspension and filler tubes and other support tubing for frames and subassemblies.